EXHIBIT 99.1

1347 PROPERTY INSURANCE HOLDINGS, INC. ANNOUNCES 2016 FIRST QUARTER FINANCIAL RESULTS
Q1 2016 Gross Written Premium Increases 35% versus Q1 2015

Conference Call Scheduled For May 13, 2016 at 10:00 a.m. ET

Tampa, FL – May 12, 2016 – 1347 Property Insurance Holdings, Inc. (NASDAQ: PIH) (the “Company”), a property and casualty insurance holding company offering specialty insurance to individual and commercial customers in Louisiana and Texas through its wholly-owned subsidiary, Maison Insurance Company (“Maison”), today announced financial results for its first quarter ended March 31, 2016.

Management Comments

Doug Raucy, Chief Executive Officer, stated, “Our first quarter featured solid organic growth as we grew our gross premiums written and net premiums earned. We ended the first quarter with over 29,600 policies in force, or an increase of 4.3% from December 31, 2015, which represents annualized growth of 17.2% over the full year 2016. That growth came from the voluntary market, providing further evidence that our approximately 175 producing independent agents in Louisiana continue to view us as an underwriter of choice. In Texas, we are continuing to add top-notch agents as we expand our geographic coverage within the state. In addition to building out our network in Texas we are continuing to plan for expansion into additional coastal states and are targeting a profitable 2016.”

Mr. Raucy continued, “As previously announced, the Company’s underwriting results were impacted by a series of tornadoes that hit our coverage area outside of New Orleans on February 23rd, causing us to incur losses up to our reinsurance retention limit. As of today, we have paid out 230 claims related to this event and, as time goes on, we believe that the insurance agents that wrote those policies will be even more inclined to recommend Maison when placing new business as a result of their experience with us from this storm.”

First Quarter 2016 Financial and Operating Highlights

(unless noted all financial comparisons are to the prior-year quarter)

•	Gross premiums written increased 34.7% to $10.8 million from $8.0 million.
•	Net premiums earned increased 36.6% to $8.2 million from $6.0 million.
•	Net combined ratio was 124.1%; compared with 65.9% in the prior year quarter, primarily due to a catastrophe weather event which accounted for 48.4 points in the quarter.
•	Operating income, which excludes approximately $4.0 million in losses due to catastrophes, was $2.4 million.
•	Net loss attributable to common shareholders was approximately $(1.1) million, or $(0.18) per diluted share, compared to net loss of $(2.0) million, or $(0.32) per diluted share.
•	Book value per share of $7.60 at March 31, 2016 versus $7.74 at December 31, 2015 and $7.70 a year ago.
•	In-force policy count at March 31, 2016 increased to 29,600 from 28,400 at December 31, 2015.
•	As previously announced, the Management Services Agreement with 1347 Advisors, LLC (“MSA”) was terminated in the first quarter of 2015, resulting in a one-time charge of $5.4 million.

•	The Company repurchased 26,149 shares of its common stock in the first quarter, resulting in a total of 250,000 common shares repurchased under the previously announced buyback program from June 15, 2015 through March 31, 2016 at an average price paid per share of $7.67. The Company has authorization to repurchase an additional 250,000 shares.

Operating Review

	(Unaudited)
($ in thousands, except ratios and per share data)	Three Months Ended
	March 31,
	2016	2015	Change
Gross premiums written	$10,804	$8,021	34.7%
Ceded premiums written	$3,571	$2,738	30.4%
Gross premiums earned	$11,568	$8,599	34.5%
Ceded premiums earned	$3,347	$2,581	29.7%
Net premiums earned	$8,221	$6,018	36.6%

Total revenues	$8,599	$6,400	34.4%

Net losses and loss adjustment expenses	$6,636	$629	955.0%
Amortization of deferred policy acquisition costs	$1,990	$1,526	30.4%
General and administrative expenses	$1,578	$1,805	(12.6)%

Operating income, excluding catastrophes (1)	$2,374	$2,440	(2.7%)
Loss and amortization charges related to MSA termination	$(88)	$(5,421)	(98.4%)
Income (loss) before tax expense (benefit)	$(1,693)	$(2,981)	(43.2%)
Net income (loss) attributable to common shareholders	$(1,115)	$(2,024)	(44.9%)
Weighted average diluted shares outstanding	6,111	6,358	(2.9%)

Ratios to Gross Premiums Earned:(1)
Ceded premium ratio	28.9%	30.0%	(1.1) pts
Loss ratio excluding catastrophes	23.0%	7.3%	15.7 pts
Loss ratio catastrophes only	34.4%	0.0%	34.4 pts
Loss ratio	57.4%	7.3%	50.1 pts
DPAC ratio	17.2%	17.7%	(0.5) pts
G&A ratio	13.6%	21.0%	(7.4) pts
Expense ratio	30.8%	38.7%	(7.9) pts
Combined ratio	117.1%	76.0%	41.1 pts

Ratios to Net Premiums Earned:(1)
Net loss ratio	80.7%	10.5%	70.2 pts
Net expense ratio	43.4%	55.4%	(12.0) pts
Net combined ratio	124.1%	65.9%	58.2 pts
Net combined ratio excluding catastrophes	75.7%	65.9%	9.8 pts
(1) See “Definition of Non-U.S. GAAP Financial Measures” Section

Quarterly Financial Review

Premiums

Gross premiums written increased 34.7% to $10.8 million for the quarter ended March 31, 2016 compared with $8.0 million for the quarter ended March 31, 2015. Gross premiums earned increased 34.5% to $11.6 million for the quarter ended March 31, 2016 compared with $8.6 million for the quarter ended March 31, 2015. The increase for the three-month period was largely due to organic growth in voluntary production from the Company’s independent agents. The quarter ended

March 31, 2016 also included $0.4 million of premium assumed through the Company’s agreement with Brotherhood in Texas, which commenced in June 2015. As of March 31, 2016, approximately 70% of the Company’s 29,600 policies in force were from voluntary policies obtained from the Company’s independent agent network, with the remainder obtained from take-out policies from Citizens.

Net premiums earned increased 36.6% to $8.2 million for the quarter ended March 31, 2016 compared with $6.0 million for the quarter ended March 31, 2015.

Losses and Loss Adjustment Expenses

The gross loss ratio for the quarter ended March 31, 2016 was 57.4% compared to 7.3% for the quarter ended March 31, 2015. The net loss ratio for the quarter ended March 31, 2016 was 80.7% compared to 10.5% for the quarter ended March 31, 2015. Both gross and net loss ratios increased primarily due to a significant weather event which produced multiple tornadoes in Louisiana on February 23, 2016. With total incurred losses exceeding $1.5 million, this event was defined as a catastrophe loss. The Company’s associated retention is set at $4.0 million for a single catastrophe event. Through the end of the quarter the Company incurred approximately $5.8 million of claims, resulting in net incurred losses after reinsurance of approximately $4.0 million or approximately 60% of the total loss for the quarter.

Amortization of Deferred Policy Acquisition Costs

Amortization of deferred policy acquisition costs for the first quarter of 2016 was $2.0 million, a $0.5 million increase over $1.5 million in the first quarter of 2015. While deferred policy acquisition costs increased on a dollar basis, as a percentage of gross premiums earned this expense declined to 17.2% for the first quarter of 2016, compared to 17.7% for the first quarter of 2015.

General and Administrative Expenses

General and administrative expenses for the first quarter of 2016 were $1.6 million, a 12.6% decrease from $1.8 million in the first quarter of 2015. General and administrative expenses as a percentage of gross premiums earned declined to 19.2% for the first quarter of 2016 compared to 30.0% for the prior year period, primarily due to growth of premium earned.

Operating Income, excluding catastrophes

During the first quarter 2016, the Company experienced a $4.0 million catastrophe resulting from a series of tornadoes that hit our coverage area outside of New Orleans on February 23, 2016.  To illustrate the magnitude that this catastrophic loss had on our results in the quarter, we are also providing a non-GAAP presentation of operating income, excluding catastrophes. Operating income, which is a non-GAAP metric, is used as a management tool to measure operating performance. In the first quarter 2016 operating income was approximately $2.4 million, compared to operating income of approximately $2.4 million for the first quarter of 2015. This non-GAAP metric, which excludes approximately $4.0 million in net loss and loss adjustment expenses incurred due to a catastrophe event, should not be considered as an alternative to net income. See “Definition of Non-U.S. GAAP Financial Measures” Section.

Net Income (Loss) available to common shareholders

In the first quarter of 2016, the Company reported a net loss of $1.1 million, compared to a net loss of $2.0 million in the prior year period. The Company reported a net loss of $0.18 per diluted share during the first quarter of 2016, based on approximately 6.1 million weighted average shares outstanding, compared to a net loss of $0.32 per diluted share during the prior year period, based on approximately 6.4 million weighted average shares outstanding.

Balance Sheet / Investment Portfolio Highlights

At March 31, 2016, the Company held cash, cash equivalents and investments with a carrying value of $68.7 million. As of March 31, 2016, the Company’s investment in fixed maturities issued by the U.S. Government, government agencies and high quality corporate issuers, including short-term investments comprised 96% of the investment portfolio.

Conference Call Details

Date:	Friday, May 13, 2016
Time:	10:00 a.m. Eastern Time

Participant Dial-In Numbers:

Domestic callers:	(877) 407-0619
International callers:	(412) 902-1012

Access by Webcast

The call will also be simultaneously webcast over the Internet via the “Investor Relations” section of PIH’s website at www.1347pih.com or by clicking on the conference call link: http://1347pih.equisolvewebcast.com/q1-2016. An audio recording of the call will be archived on the Company’s website.

DEFINITION OF NON-U.S. GAAP FINANCIAL MEASURES

The Company assesses its results of operations using certain non-U.S. GAAP financial measures, in addition to U.S. GAAP financial measures. These non-U.S. GAAP financial measures are defined below. The Company believes these non-U.S. GAAP financial measures provide useful information to investors and others in understanding and evaluating its operating performance in the same manner as management does.

The non-U.S. GAAP financial measures should be considered in addition to, and not as a substitute for or superior to, any financial measures prepared in accordance with U.S. GAAP. The Company’s non-U.S. GAAP financial measures may be defined differently from time to time and may be defined differently than similar terms used by other companies, and accordingly, care should be exercised in understanding how the Company defines its non-U.S. GAAP financial measures.

Operating Income, excluding catastrophes

The Company defines operating income as the amount of profit (loss) realized from its operations after deducting all operating expenses except for those items noted below. The table below reconciles U.S. GAAP net income to operating income.

(in thousands)	(Unaudited) Three months ended March 31,
	2016	2015

U.S. GAAP net loss	$(1,115)	$(2,024)
Plus: Income tax benefit	(578)	(957)
Plus: Portion of net loss and loss adjustment expense due to catastrophes	3,979	—
Plus: Loss on Termination of MSA	—	5,421
Plus: Accretion of discount on Series B Preferred Shares	88	—
Operating income, excluding catastrophes	$2,374	$2,440

Termination of Management Services Agreement

On February 11, 2014, the Company entered into a Management Services Agreement (“MSA”) with 1347 Advisors, LLC (“Advisors”), a wholly owned subsidiary of Kingsway Financial Services, Inc., under which Advisors provided certain services to the Company, including forecasting, analysis of capital structure and reinsurance programs, and consultation in corporate development initiatives. Under the MSA, the Company was required to pay Advisors a monthly fee equal to 1% of direct written premiums. On February 24, 2015 the Company entered into an agreement which terminated the MSA, resulting in a one-time pre-tax charge of $5.4 million for the quarter ended March 31, 2015. By terminating the MSA, the Company is no longer required to pay the monthly fee to Advisors.

Underwriting Ratios

The Company analyzes performance based on underwriting ratios such as loss ratio, expense ratio and combined ratio. The ceded premium ratio is derived by dividing the amount of ceded earned premium net of ceded losses and ceded loss adjustment expenses by gross earned premiums. The gross loss ratio is derived by dividing the amount of net losses and net loss adjustment expenses by gross premiums earned. The gross loss ratio excluding catastrophes is derived by dividing the amount of net losses and net loss adjustment expenses less net loss and loss adjustment expenses from catastrophes, which are weather storm events greater than $1.5 million, by gross premiums earned. The gross loss ratio is derived by dividing the amount of net losses and net loss adjustment expenses of only catastrophes, which are weather storm events greater than $1.5 million, by gross premiums earned. The gross expense ratio is derived by dividing the sum of amortization of deferred policy acquisition costs and general and administrative expenses by gross premiums earned. The net loss ratio is derived by dividing the amount of net losses and loss adjustment expenses by net premiums earned. The net expense ratio is derived by dividing the sum of amortization of deferred policy acquisition costs and general and administrative expenses by net premiums earned. All items included in the net loss and expense ratios are presented in the Company’s Form 10-Q for the period ended March 31, 2016. The gross combined ratio is the sum of the ceded reinsurance ratio, the gross loss ratio and the gross expense ratio. The net combined ratio is the sum of the net loss ratio and the net expense ratio. The net combined ratio excluding catastrophes is derived by dividing the sum of net losses and loss adjustment expenses less net losses and loss adjustment expenses incurred as a result of catastrophes plus general and administrative expenses by net earned premiums. The Company defines a catastrophe loss as any weather event which results in the Company incurring $1.5 million or more in net loss and loss adjustment expenses. The gross and net combined ratios reported exclude the charges related to the termination of the MSA in the amount of $5.4 million for the quarter ended March 31, 2015. A combined ratio below 100%

demonstrates underwriting profit whereas a combined ratio over 100% demonstrates an underwriting loss.

About 1347 Property Insurance Holdings, Inc.

1347 Property Insurance Holdings, Inc. is a property and casualty insurance holding company incorporated in Delaware. The Company provides property and casualty insurance in Louisiana and Texas through its wholly-owned subsidiary Maison Insurance Company. The Company’s insurance offerings for personal and commercial customers currently include homeowners, wind and hail only, manufactured home and dwelling fire policies.

Forward Looking Statements

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are not historical facts, and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. Words such as "expects", "believes", "anticipates", "intends", "estimates", "seeks" and variations and similar words and expressions are intended to identify such forward-looking statements. Such forward-looking statements relate to future events or future performance, but reflect Company management's current beliefs, based on information currently available. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, please refer to the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2015. Except as expressly required by applicable securities law, the Company disclaims any intention or obligation to update or revise any forward looking statements whether as a result of new information, future events or otherwise.

Additional Information

Additional information about 1347 Property Insurance Holding, Inc., including its Quarterly Report on Form 10-Q for the fiscal first quarter ended March 31, 2016 and its Annual Report on Form 10-K for the fiscal year ended December 31, 2015, can be found at the U.S. Securities and Exchange Commission's website at www.sec.gov, or at PIH’s corporate website: www.1347pih.com.

CONTACT:	-OR-	INVESTOR RELATIONS:
1347 Property Insurance Holdings, Inc.		The Equity Group Inc.
Douglas N. Raucy		Jeremy Hellman, CFA
Chief Executive Officer		Senior Associate
(813) 579-6210 / draucy@maisonins.com		(212) 836-9626/jhellman@equityny.com

1347 PROPERTY INSURANCE HOLDINGS, INC. AND SUBSIDIARIES Consolidated Statements of Operations and Comprehensive (Loss) (in thousands, except per share data) (Unaudited)
	Three months ended March 31,
	2016	2015
Revenue:
Net premiums earned	$8,221	$6,018
Net investment income	115	78
Other income	263	304
Total revenue	8,599	6,400

Expenses:
Net losses and loss adjustment expenses	6,636	629
Amortization of deferred policy acquisition costs	1,990	1,526
General and administrative expenses	1,578	1,805
Loss on termination of Management Services Agreement	—	5,421
Accretion of discount on Series B Preferred Shares	88	—
Total expenses	10,292	9,381

(Loss) Income before income tax (benefit) expense	(1,693)	(2,981)
Income tax (benefit) expense	(578)	(957)
Net (loss) income	(1,115)	(2,024)

(Loss) Earnings per share – net (loss) income attributable to common shareholders:
Basic	$(0.18)	$(0.32)
Diluted	$(0.18)	$(0.32)
Weighted average common shares outstanding
Basic	6,111	6,358
Diluted	6,111	6,358

Consolidated Statements of Comprehensive (Loss)

Net (loss) income	$(1,115)	$(2,024)
Unrealized gains (losses) on fixed income securities, net of tax	228	75
Comprehensive (loss) income	$(887)	$(1,949)

1347 PROPERTY INSURANCE HOLDINGS INC. AND SUBSIDIARIES Consolidated Balance Sheets (in thousands, except per share data)
	March 31, 2016 (unaudited)	December 31, 2015
Assets
Investments:
Fixed income securities, at fair value (amortized cost of $21,509 and $20,332, respectively)	$21,745	$20,238
Equity investments, at fair value (cost of $1,000 and $0, respectively)	1,014	—
Short-term investments, at cost which approximates fair value	1,063	1,149
Limited liability investments, at cost which approximates fair value	298	248
Total investments	24,120	21,635
Cash and cash equivalents	44,574	47,957
Deferred policy acquisition costs, net	3,677	4,030
Premiums receivable, net of allowance for doubtful accounts of $3 for both periods	2,045	2,395
Ceded unearned premiums	3,029	2,805
Reinsurance recoverable on paid losses	1,300	—
Reinsurance recoverable on loss and loss adjustment expense reserves	2,028	120
Funds deposited with reinsured companies	—	725
Current income taxes recoverable	1,666	965
Net deferred income taxes	442	506
Property and equipment, net	263	234
Intangible assets, net of accumulated amortization of $4 and $3, respectively	5	6
Other assets	684	705
Total assets	$83,833	$82,083

Liabilities and Shareholders’ Equity
Liabilities:
Loss and loss adjustment expense reserves	$5,957	$2,123
Unearned premium reserves	21,918	23,442
Ceded reinsurance premiums payable	3,201	3,283
Agent commissions payable	543	403
Premiums collected in advance	1,764	870
Accrued expenses and other liabilities	1,565	1,863
Series B Preferred Shares, $25.00 par value, 1,000 shares authorized, 120 shares issued and outstanding for both periods	2,442	2,593
Total Liabilities	$37,390	$34,577

Shareholders’ Equity:
Common stock, $0.001 par value; 10,000 shares authorized; 6,108 and 6,358 issued and outstanding at March 31, 2016 and December 31, 2015, respectively	$6	$6
Additional paid-in capital	46,781	48,688
Retained earnings (deficit)	(510)	605
Accumulated other comprehensive income (loss)	166	(62)
	46,443	49,237
Less: treasury stock at cost, 0 and 224 shares as of March 31, 2016 and December 31, 2015, respectively	—	(1,731)
Total Shareholders’ Equity	46,443	47,506
Total Liabilities and Shareholders’ Equity	$83,833	$82,083